Exhibit 10.1

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”), dated as of February 22, 2018, is entered into by and among Hubei Xinyan Equity Investment Partnership (Limited Partnership) ( ( )), a Chinese limited partnership (“Parent”) and Xcerra Corporation, a Massachusetts corporation (the “Company”). Each of Parent and the Company are hereinafter referred to as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Unic Capital Management Co., Ltd. ( ( ) ), a Chinese company (“Unic Capital”), China Integrated Circuit Industry Investment Fund Co., Ltd. ( ), a Chinese company (“Sponsor”) and the Company entered into that certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of April 7, 2017;

WHEREAS, concurrent with the execution of the Merger Agreement, Sponsor and Unic Capital entered into that certain Equity Commitment Letter, dated as of April 7, 2017 (the “ECL”);

WHEREAS, concurrent with the execution of the Merger Agreement, Sino IC Leasing Co., Ltd., a Chinese company (“Lender”), and Unic Capital entered into that certain Debt Commitment Letter, dated as of April 7, 2017 (the “DCL”);

WHEREAS, on April 11, 2017, Unic Capital delivered to the Company a letter of guarantee (the “Guarantee”, and together with the ECL and DCL, the “Financing Agreements”) from the Bank of Beijing Co., Ltd. (the “Bank”) in favor of Test Solutions (Suzhou) Co., Ltd., a Chinese company and wholly owned subsidiary of the Company (“Test Solutions”);

WHEREAS, on August 4, 2017, Unic Capital assigned all of its rights and obligations under (i) the Merger Agreement to Parent pursuant to that certain Assignment and Assumption Agreement, dated as of August 4, 2017, by and among Unic Capital, Parent and the Company, (ii) the ECL to Parent pursuant to that certain Assignment and Assumption Agreement, dated as of August 4, 2017, by and among Unic Capital, Parent, Sponsor and the Company and (iii) the DCL to Parent pursuant to that certain Assignment and Assumption Agreement, dated as of August 4, 2017, by and among Unic Capital, Parent, Lender and the Company;

WHEREAS, Unic Acquisition Corporation, a Massachusetts corporation and controlled Subsidiary of Parent (“Merger Sub”) was joined as a party to the Merger Agreement pursuant to that certain Joinder Agreement, dated as of August 4, 2017, by and among Parent, Merger Sub, Sponsor and the Company;

WHEREAS, the obligations of Lender and Sponsor under the DCL and ECL, respectively, terminate upon the valid termination of the Merger Agreement in accordance with its terms;

WHEREAS, the Guarantee remains valid until the Bank’s receipt of a written notice issued by Test Solutions upon the valid termination of the Merger Agreement in circumstances not requiring payment of the Reverse Termination Fee;

WHEREAS, pursuant to Section 8.1(a) of the Merger Agreement, the Merger Agreement may be terminated by mutual written agreement of Parent and the Company; and

WHEREAS, the Parties desire to terminate the Merger Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Termination of Merger Agreement. Pursuant to Section 8.1(a) of the Merger Agreement, the Merger Agreement is hereby terminated in its entirety by the mutual written agreement of Parent and the Company effective as of 4:01 p.m. (Eastern time) on February 22, 2018 (the “Termination”). The Merger Agreement shall be of no further force and effect and no party to the Merger Agreement shall have any further liability or obligation with respect to the Merger Agreement or the transactions contemplated thereby, other than as expressly set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement, dated December 11, 2016, between the Company and Sino IC (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms and Parent, for and on behalf of itself, Merger Sub and Sponsor hereby agrees to be bound by the terms and provisions of the Confidentiality Agreement applicable to Sino IC thereunder, with the same force and effect as if originally named therein.

2.    No Termination Fees. The Parties acknowledge and agree that neither a Termination Fee nor a Reverse Termination Fee shall be payable in connection with the Termination.

3.    Mutual Releases.

(a)    Company Release. To the fullest extent permitted by Law, the Company, for and on behalf of itself, each of its Subsidiaries and Affiliates, and each of its and their respective future, present and former general or limited partners, stockholders, members, managers, directors, officers, employees, representatives, advisors, agents, attorneys, successors and assigns and any and all Persons claiming by or through each of the foregoing (collectively, the “Company Related Parties”), hereby knowingly, voluntarily and irrevocably fully releases and forever discharges Parent, Merger Sub, Sponsor, Sino IC, Lender and the Bank, each Subsidiary and Affiliate of Parent, Merger Sub, Sponsor, Sino IC, Lender or the Bank and each of its and their respective future, present and former general or limited partners, stockholders, members, managers, directors, officers, employees, representatives, advisors, agents, attorneys, successors, assigns and any and all Persons claiming by or through each of the foregoing (collectively, the “Parent Related Parties”) from any and all liabilities, claims, actions, causes of action, obligations, demands, costs, damages, expenses, fees and charges of every kind and any nature whatsoever (collectively, “Claims”), in each case, whether known or unknown, mature or unmatured, contingent or fixed, liquidated or unliquidated, or accrued or unaccrued, in connection with, arising out of or relating to the Merger Agreement, the Financing Agreements or the transactions contemplated by the Merger Agreement or the Financing Agreements, including (i) any Claim that the Company is entitled to any Reverse Termination Fee, (ii) any acts, omissions, disclosures or communications related to the Merger Agreement or any Financing Agreement or the transactions contemplated thereby and (iii) any acts, omissions, disclosures or communications related to the termination of the Merger Agreement or any Financing Agreement or the negotiation of this Agreement (the claims released pursuant to this Section 3(a), the “Company Released Claims”); provided, that the foregoing shall not release, or limit the rights or obligations of, any Parent Related Party under (x) this Agreement, (y) the Confidentiality Agreement or (z) any agreements entered into following the date hereof. The Company, for and on behalf of itself and each of the Company Related Parties, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding, action or arbitration of any kind against any Parent Related Party based upon any Company Released Claim. If the Company (or any of the Company Related Parties) brings any claim, demand, proceeding, action or arbitration against any Parent Related Party in any legal or arbitral proceeding of any kind with respect to any Company Released Claim, then the Company shall indemnify such Parent Related Party in the amount or value of any final judgment or settlement (monetary or other) and any related cost (including reasonable attorney’s fees and expenses) entered against, paid or incurred by such Parent Related Party.

(b)    Parent Party Release. To the fullest extent permitted by Law, Parent, for and on behalf of itself and each of the Parent Related Parties hereby knowingly, voluntarily and irrevocably fully releases and forever discharges the Company and all Company Related Parties from any and all Claims, in each case, whether known or unknown, mature or unmatured, contingent or fixed, liquidated or unliquidated, or accrued or unaccrued, in connection with, arising out of or relating to the Merger Agreement, the Financing Agreements or the transactions contemplated by the Merger Agreement or the Financing Agreements, including (A) any Claim that Parent is entitled to any Termination Fee, (B) any acts, omissions, disclosures or communications related to the Merger Agreement or any Financing Agreement or the transactions contemplated thereby and (C) any acts, omissions, disclosures or communications related to the termination of the Merger Agreement or any Financing Agreement or the negotiation of this Agreement (the claims released pursuant to this Section 3(b), the “Parent Released Claims” and together with the Company Released Claims, the “Released Claims”); provided, that the foregoing shall not release, or limit the rights or obligations of, any Company Related Party under (x) this Agreement, (y) the Confidentiality Agreement or (z) any agreements entered into following the date hereof. Parent, for and on behalf of itself and each of the Parent Related Parties hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding, action or arbitration of any kind against any Company Related Party based upon any Parent Released Claim. If Parent (or any of the Parent Related Parties) brings any claim, demand, proceeding, action or arbitration against any Company Related Party in any legal or arbitral proceeding of any kind with respect to any Parent Released Claim, then Parent shall indemnify such Company Related Party in the amount or value of any final judgment or settlement (monetary or other) and any related cost (including reasonable attorney’s fees and expenses) entered against, paid or incurred by such Company Related Party.

(c)    Release and Waiver of Known and Unknown Claims by the Parties. With respect to the Released Claims, each Party, for and on behalf of itself and the Company Related Parties, in the case of the Company, and the Parent Related Parties, in the case of Parent, expressly waive, to the fullest extent permitted by Law, the provisions, rights and benefits of § 1542 of the California Civil Code (and any similar Law of any other state, territory or jurisdiction), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

4.    Representations and Warranties. Each Party represents and warrants to the other Parties that: (i) such Party has all requisite power and authority to enter into this Agreement and to take the actions contemplated hereby; (ii) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of such Party; and (iii) this Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of such, enforceable against such Party in accordance with its terms, subject to the Enforceability Limitations.

5.    Further Assurances. Each Party shall cooperate with each other Party in the taking of all actions necessary, proper or advisable under this Agreement and applicable Laws to effectuate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, (a) the Parties shall cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Authority or under any Antitrust Law, in each case to the extent applicable, in connection with the transactions contemplated by the Merger Agreement and (b) the Company shall cause Test Solutions to promptly (and in any event no later than 4:01 p.m. (Eastern time) on February 22, 2018) execute and deliver to the Bank a written notice in the form attached as Schedule D to the Guarantee.

6.    Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. Each Party acknowledges and agrees that each of the Company Related Parties and Parent Related Parties are express third party beneficiaries of the releases and covenants not to sue contained in Sections 3(a) and 3(b) of this Agreement and are entitled to enforce rights under such sections to the same extent that such Persons could enforce such rights if they were a party to this Agreement. Except as provided in the preceding sentence, there are no third party beneficiaries to this Agreement, and this Agreement is not otherwise intended to and shall not otherwise confer upon any person other than the Parties any rights or remedies hereunder.

7.    Amendment; Assignment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

8.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the Commonwealth of Massachusetts. The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The Federal Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the dispute resolution clause in this Agreement.

9.    Dispute Resolution; Waiver of Jury Trial.

(a)    All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators. If the two party-nominated arbitrators are unable to agree on the third arbitrator who shall serve as the President of the Tribunal within thirty (30) days after the appointment of the two party-nominated arbitrators, the ICC Court or Secretariat shall appoint the third arbitrator. The place of the arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, its reasonable attorneys’ fees and costs. Judgment upon any award(s) rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(b)    The Parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another Party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

(c)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.    Specific Performance. The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent, on the other hand, agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11.    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.    Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed by facsimile or .pdf signature, and a facsimile or .pdf signature shall constitute an original for all purposes.

13.    Interpretation.

(a)    Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(b)    Whenever the context may require, the singular form of nouns and pronouns shall include the plural, and vice versa.

(c)    When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(d)    The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(Signature Pages Follow)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

HUBEI XINYAN EQUITY INVESTMENT PARTNERSHIP (LIMITED PARTNERSHIP)

By:	/s/ Du Yang
Name:	Du Yang
Title:	Authorised Representative

[Signature Page to Termination Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:

XCERRA CORPORATION

By:	/s/ David G. Tacelli
Name:	David G. Tacelli
Title:	President & Chief Executive Officer

[Signature Page to Termination Agreement]